EXHIBIT 99.1

PRESS RELEASE

Date:	January 25, 2005

CONTACTS:

David P. Kershaw Executive Vice President & Chief Financial Officer 315-475-4478	Joseph M. Russo Vice President Marketing and Investor Relations 315-475-6710

Alliance Financial Reports 2004 Earnings

SYRACUSE, NEW YORK {January 25, 2005}

Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., announced today that earnings were $2.00 per share on a fully diluted basis for the year ended December 31, 2004, down 10.3% compared with $2.23 for the prior year. Earnings in 2003 included a one-time $0.26 per share benefit from the Bank’s second quarter sale of its Whitney Point branch, the Bank’s only Broome County N.Y. location. Excluding that event, 2004 earnings rose 1.5%, and net income for the year exceeded that reported in 2003 by 2.7%. The Company’s net income for 2004 of $7.3 million declined 9.4% compared with the 2003 net income of $8 million, which likewise benefited nearly $1 million from the Whitney Point branch sale.

“We are pleased with our results in 2004. We achieved record deposit and loan growth levels while pursuing an aggressive branch expansion strategy, incurring costs associated with the opening of three new branches in the Greater Syracuse area,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “In the first quarter of 2005 we have continued this momentum with the announcement of plans to construct a new branch in Camillus and have other locations under review.”

“Our previously announced acquisition of a portion of the personal trust business of HSBC Bank USA, N.A. is on schedule to close February 1, pending approval of the New York State Supreme Court. This transaction will increase trust assets under management to over $800 million and we project it will be accretive to earnings in 2005. This transaction will add significant scale to our trust assets under management and will diversify our earnings by increasing our other income in 2005. We anticipate that our continued investment in new branches in 2005 will partially offset the earnings accretion that is expected from the trust business,” said Webb.

The Company further reported that its return on average assets for 2004 was 0.84%, compared with 1.01% in 2003, while its return on average equity at 10.75% fell from 12.34% in 2003.

The Company’s net interest income for 2004 increased $842 thousand, or 3.1%, compared with the prior year as the result of significant growth in earning assets. Average earning assets for 2004 increased $74 million, or 10%, with more than 75% of the growth reflected in the Bank’s loan portfolio. The Company’s 2004 tax equivalent net interest margin of 3.67% declined from 3.91% in 2003. Interest income for the 12 months ended December 31, 2004, at $40.9 million, was up 1.7% compared with the prior year. Strong growth in average loans generated additional revenue, more than offsetting the negative effect that lower market interest rates had on reducing loan portfolio revenue during the year. Average loans increased $56.5 million, or 12.8%, with significant growth reported in indirect auto and commercial loans. Although average loan yields in 2004 declined 62 basis points compared with 2003, the income benefit resulting from the strong loan growth increased total loan income by 1.7% compared with the prior year. Investment income also rose 1.7% during the year. Average investment securities in the Company’s portfolio increased $16 million, or 5.4%, in 2004 while the average yield fell 14 basis points, when compared with the prior year. The low interest rate environment that continued throughout 2004 positively impacted the Company’s cost of funds, as interest expense declined 1.1% when compared with 2003. Average rates paid on both deposits and borrowings in 2004 were lower than those paid in 2003. During 2004, the average rate paid on interest-bearing liabilities declined 18 basis points, while the Company increased average interest-bearing liabilities by $58.6 million, or 8.9%, during the year. The Company reported even stronger growth in average non-interest bearing deposits, up 19.1% in 2004 when compared with the prior year.

The Bank’s provision for loan loss expense in 2004 was $984,000, down $1.4 million, or 58% lower than the expense reported in 2003. The Company’s evaluation of the adequacy of the level of the Allowance for Loan and Lease Losses throughout 2004 concluded that the 2004 expense funded the allowance to a level that was both adequate and in compliance with its policy. Non-performing loans and leases at the end of 2004 declined to 0.53% of total loans and leases from 0.98% at year-end 2003. Net loan and lease losses as a percentage of average loans and leases were 0.36% in 2004, up from 0.29% in the prior year. Compared with the prior year, both the increase in the loss rate and the reduction in the level of non-performing loans were significantly impacted by one commercial loan relationship. Excluding the losses associated with this loan relationship, the 2004 rate of net loan and lease losses was 0.12%.

Non-interest income in 2004 declined 11.5% when compared with 2003, with the decline a result of the premium received on the sale of the Bank’s Whitney Point Branch that was included in the 2003 income. Excluding that one-time event from 2003 income, non-interest income rose 4.4% in 2004 compared to the prior year, and was the result of growth in trust and brokerage revenue, higher returns on bank-owned life insurance as well as increased service charge income. Non- interest expense for 2004 increased 11.8% when compared with the year ended December 31, 2003. The increase reflects higher costs associated with growth in the bank’s retail and commercial banking businesses, and were in part attributable to the bank’s opening of two new full-service branches and the relocation of a third during the year. The increased expense also supported the 2004 growth in trust and brokerage revenues as well as costs associated with the pending acquisition of the HSBC trust business. Operating expense also rose in connection with the Company’s 2004 requirement to comply with Section 404 of the Sarbanes-Oxley Act. The Act requires the Company’s management to complete a thorough assessment and evaluation of its internal controls over financial reporting, to issue a report attesting to the effectiveness of such internal controls, and to have its external auditor attest to and report on management’s assessment of its internal controls.

An increase in the percentage of non-taxable income to pretax income reduced the Company’s effective tax rate from 25.8% in 2003 to 21% in 2004.

For the fourth quarter of 2004, net income was $1.6 million, compared with $1.7 million for the quarter ended December 31, 2003. Diluted earnings per share for the quarter ended December 31, 2004 were $0.44, compared with $0.47 for the quarter ended December 31, 2003. Net income for the 2004 fourth quarter included a $665,000 provision for loan loss expense, up $281,000 compared to the prior year quarter, due to a change in the required level of reserve for a specific commercial credit.

Net interest income for the quarter ended December 31, 2004, increased $88 thousand, or 1.2%, compared with the quarter ended December 31, 2003. The increase was primarily attributable to strong growth in average earning assets. An increase of 9.6% in average earning assets more than offset a 12-basis point decline in the average earning asset yield, and resulted in a 7.1% increase in interest income. Average interest-bearing liabilities rose 7.8% while the average rate paid on those liabilities increased 22 basis points, resulting in a 21.3% rise in interest expense for the comparable fourth quarters. For the comparable periods, the tax-equivalent net interest margin declined from 3.91% to 3.62%.

Non-interest income increased 11.4% when comparing the 2003 and the 2004 fourth quarters. The increase reflected growth in trust and brokerage revenues and higher returns on bank-owned life insurance. Non-interest expense was up 5.2% over the comparable period, with the increase primarily attributable to costs associated with the 2004 new branches and operating system enhancements designed to improve customer service

As of December 31, 2004, total assets were $894 million, increasing $67.7 million, or 8.2%, compared with December 31, 2003. During 2004, gross loans increased $47.8 million, or 10%, to a record $524.9 million at December 31, 2004. Loan growth was strongest in the commercial and indirect loan categories. Investment securities increased $19.3 million, or 6.3%, in 2004, to $325.1 million at December 31, 2004. At year-end 2004, deposits grew to a record $623.1 million, increasing $61.7 million, or 11%, since December 31, 2003. For the year ended December 31, 2004, the Company reported a 22.6% increase in commercial deposits, a 12.5% rise in personal deposits, and a 12.3% decline in public funds deposits. The Company’s borrowings increased $3.4 million, or 1.8%, during 2004 to $192.2 million at December 31, 2004.

Shareholders equity at December 31, 2004 was $69 million, or 7.7% of assets. Shareholders equity increased $2.8 million, or 4.2%, during 2004, reflecting a $4.3 million addition of net income after payment of dividends, $583,000 from the issuance of common stock, and a $2 million decline in the market value (after tax) of the Company’s investment portfolio. On January 10, 2005, the Company paid its regular quarterly dividend of $0.21 per share.

For a copy of this release, including 2004 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with one subsidiary, Alliance Bank, N.A., that provides banking, commercial leasing, trust and investment services through 20 office locations in Cortland, Madison, Oneida and Onondaga counties.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; (9) the possibility that the expansion of the Company’s trust business will be delayed or not occur, or may fail to perform as currently anticipated; and (10) other factors detailed from time to time in the Company’s SEC filings.